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                                                                     Exhibit 8.2


                  [Wilson Sonsini Goodrich & Rosati Letterhead]





                                 August 13, 1999



Diamond Multimedia Systems, Inc.
2880 Junction Avenue
San Jose, California 95134


     Re: Merger among S3, Incorporated, S3 Merger Subsidiary and Diamond Multimedia Systems, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Diamond Multimedia Systems, Inc., a Delaware corporation ("Diamond") in connection with the proposed merger (the "Merger") of S3's wholly-owned transitory merger subsidiary ("Merger Sub"), with and into Diamond pursuant to an Agreement and Plan of Merger dated as of June 21, 1999, (the "Merger Agreement"), among S3, Merger Sub and Diamond. The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of S3 which includes the Information Statement/Prospectus of S3 and Diamond (the "Information Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Information Statement/Prospectus.

     In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and (ii) the truth and accuracy of the representations, warranties made by S3 and Diamond in the Merger Agreement, and (iii) the truth and accuracy of the certificates of representations to be provided to us by S3, Diamond and Merger Sub.

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Diamond Multimedia Systems, Inc.
August 13, 1999
Page 2

     Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein, sets forth the material United States Federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States Federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.2 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Merger, including the Information Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,



                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation